Exhibit 10.1

Execution Version

CONSENT AGREEMENT

CONSENT AGREEMENT, dated as of April 6, 2016 (this “Consent”), by and among (a) Telefonaktiebolaget L M Ericsson (publ), a company duly established under the laws of Sweden, with registration number 556016-0680, having its registered office at SE-164 83 Stockholm, Sweden (“LME”), (b) Cluster LLC, a Delaware limited liability company (“E Sub”), (c) Unwired Planet, Inc., a Delaware corporation (“UP”), (d) Unwired Planet IP Holdings, Inc., a Delaware corporation (“UP Sub 1”), (e) Unwired Planet IP Manager, LLC, a Delaware limited liability company (“UP Sub 2” and collectively with UP Sub 1, the “UP Subs”), (f) Unwired Planet, LLC, a Nevada limited liability company (“UPLLC”), (g) Unwired Planet International Limited, an Irish limited liability company (“UP International”), and (h) Optis UP Holdings, LLC, a Delaware limited liability company (“PanOptis”).

RECITALS

A.	A number of the parties entered into a Master Sale Agreement, dated as of January 10, 2013 (the “Original Agreement” and as amended by the First Amendment and Second Amendment, the “Agreement”).

B.	A number of the parties entered into an Amendment, Waiver and Consent Agreement to Master Sale Agreement, dated as of February 27, 2014 (the “First Amendment”).

C.	A number of the parties entered into a Second Amendment to Master Sale Agreement, dated as of September 16, 2014 (the “Second Amendment”).

D.	Section 6.2 of the Agreement prohibits the transfer by UP of the UP Subs.

E.	Concurrently with the execution and delivery of this Consent, PanOptis and UP propose to enter into the purchase and sale agreement in the form that has been provided to E Sub and its counsel (in such form and without giving effect to any amendment, waiver, modification or restatement, the “Purchase and Sale Agreement”).

F.	The execution of the Purchase and Sale Agreement is contingent on the execution and delivery of this Consent and the consummation of the transactions contemplated by the Purchase and Sale Agreement (the “Closing”) is subject to this Consent taking effect on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual promises herein and upon the terms and subject to the conditions herein, the parties agree as follows:

1.	GENERAL

1.1

Effect of this Consent. Except as amended, supplemented, waived or modified herein (but only to the extent this Consent becomes effective in accordance with the terms hereof), the Agreement is unaffected and remains in full force and effect. Subject to satisfaction of the conditions set forth herein, this Consent shall only take effect upon the Closing. This Consent shall be deemed null and void in its entirety without any further action by any party hereto if the Purchase and Sale Agreement is terminated prior to the Closing for any reason. Each of the parties hereto acknowledges, agrees and confirms that, notwithstanding anything else to the contrary set forth herein or in any other agreement or document, (i) this Consent is limited only to the Purchase and Sale

Agreement in the form delivered to E Sub and its counsel on the date of this Consent and the transactions contemplated thereby and nothing in this Consent (including the fact of the execution and delivery of this Consent) shall be deemed to limit the rights of LME or E Sub to provide or withhold, in their respective discretion, any consent required by the Agreement to any other agreement or transaction, whether similar to the Purchase and Sale Agreement and the transactions contemplated thereby or otherwise, (ii) this Consent shall not be deemed effective unless and until the conditions set forth herein are satisfied and the Closing occurs, and (iii) unless otherwise consented to in writing by LME and E Sub, this Consent shall be deemed null and void if any provisions of the Purchase and Sale Agreement are amended, waived, modified or restated.

1.2	Miscellaneous. Sections 1.2 and 8 (except for Section 8.13 and 8.14) of the Agreement shall apply mutatis mutandis to this Consent.

1.3	Defined Terms. Capitalized terms used without definition in this Consent shall have the respective meanings ascribed to them in the Agreement.

1.4	Due Authorization; Enforceability; No Conflict. Each party represents and warrants to each other party that: (a) the execution and delivery of this Consent by such party and the performance by such party of its obligations hereunder and the consummation by such party of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of such party, (b) this Consent has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms except to the extent limited by general principles of equity and bankruptcy, insolvency or similar laws and general equitable principles of affecting the rights of creditors generally and (c) the execution and delivery of this Consent by such party and the performance by such party of its obligations hereunder and the consummation by such party of the transactions contemplated hereby (i) do not conflict with such party’s organizational or governing documents and (ii) do not conflict with, result in a breach or violation of, or constitute a default (with or without the giving of notice or passage of time (or both)), or require any advance notice, under any law, regulations, rule or any Order of any Governmental Authority applicable to such party or any material contract to which such party or such party’s property is bound.

1.5	UP Representation. To induce LME and E Sub to enter into this Consent, UP hereby certifies, represents and warrants to LME and E Sub that as of the date hereof and as of the Closing that:

(a)	Each of UP, the UP Subs, UPLLC and UP International has complied with and is in compliance with, in all material respects, all of the covenants set forth in the Agreement and the Ancillary Agreements and no Trigger Event or event or condition which, with or without the giving of notice or the passage of time, or both, would constitute a Trigger Event, has occurred or is continuing.

(b)

A true, correct and complete copy of the execution version of the Purchase and Sale Agreement is delivered to E Sub and its counsel on the date hereof by UP and PanOptis. The Purchase and Sale Agreement is valid and binding on UP and is in full force and effect. UP is not in breach of or default under, or has any intention to terminate, the Purchase and Sale Agreement, nor, to the knowledge of UP, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute a default or event of default under, or otherwise permit any party thereto to terminate, the Purchase and Sale Agreement. The Purchase and Sale Agreement and the other deliverables set forth therein, and this Consent contains the entire agreement of UP, the UP Subs, UPLLC and UP International and PanOptis and supersedes all prior and contemporaneous agreements, negotiations, arrangements, representations and understandings, written, oral or otherwise, among such parties with respect to the subject matter of the Purchase and Sale Agreement.

2.	CONSENT TO TRANSFER

2.1	Consent to Transfer. Subject to PanOptis making a wire transfer of cash on or prior to the Closing to E Sub in an amount to be mutually agreed to by PanOptis and E Sub prior to the Closing (such payment, the “Condition to Consent”), each of LME and E Sub consents, effective upon the Closing pursuant to the terms and conditions of the Purchase and Sale Agreement, to the transfer, pursuant to the terms and conditions of the Purchase and Sale Agreement, by UP to PanOptis of all of the (i) outstanding shares of capital stock of UP Sub 1 and (ii) membership interests in UP Sub 2.

2.2	No Breach. Subject to the occurrence of the Condition to Consent as required by Section 2.1 of this Consent and subject to the occurrence of the Closing pursuant to the terms and conditions of the Purchase and Sale Agreement, E Sub and LME agree that no breach, default or similar right shall accrue under the terms of the Agreement (including Section 3.3(c) of the Agreement) as a result of such Closing.

3.	RELEASE

3.1	Release. Subject to the occurrence of the Condition to Consent pursuant to Section 2.1 hereof and the occurrence of the Closing pursuant to the terms and conditions set forth in the Purchase and Sale Agreement, from and after the Closing, UP, on the one hand, and E Sub and LME, on the other hand, hereby release and forever discharge, and covenant not to sue the other, and each of their respective past and present predecessors, successors, Affiliates, insurers, officers, employees, heirs, assigns, agents, and attorneys (except, in the case of UP, the UP Subs, UPLLC, UP International and, as successors and assignees of UP under the Purchase and Sale Agreement, PanOptis or any of its Affiliates) from any and all liabilities and obligations under the Agreement and the Ancillary Agreements. For the avoidance of doubt, the foregoing shall not be deemed to be a release of any liabilities resulting from any breach of representations, warranties, covenants, agreements or obligations contained in or arising under this Consent.

3.2	No Admission. The execution of this Consent is not an admission of any liability, fault or responsibility on the part of any released party. Any settlement made pursuant to this Consent is regarded by the parties hereto as payment to avoid the expense, inconvenience and uncertainty of litigation.

3.3

No Reliance. Each of UP, E Sub and LME represents and warrants that, in executing and entering into this Consent, they are not relying and have not relied upon any representation, promise or statement made by anyone which is not recited, contained or embodied in this Consent. Furthermore, each of UP, E Sub and LME has received independent legal advice, or has had the opportunity to receive independent legal advice, from such party’s respective attorneys with respect to the advisability of executing this Consent. The parties are entering into this Consent wholly of their own free will and volition.

3.4	Unknown Claims. Except as otherwise provided in this Consent, each of UP, E Sub and LME agree that this Consent shall act as a release of any and all claims that may arise under the Agreement or any Ancillary Agreement prior to the date of this Consent whether such claims are known, unknown, foreseen, or unforeseen, liquidated or unliquidated, choate or inchoate, notwithstanding Section 1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties understand and acknowledge the significance and consequence of such specific waiver of Section 1542 and laws of similar import of Delaware and hereby assume full responsibility for any injuries, damages, losses, or liability that they may hereafter incur from, arising out of or otherwise by virtue of such specific waiver.

3.5	Discharge. Subject to the completion of the Closing pursuant to the terms and conditions of the Purchase and Sale Agreement and the occurrence of the Condition to Consent described in Section 2.1 of this Consent, LME and E Sub discharge UP from its obligations to perform or comply with the Agreement and the Ancillary Agreements which arise solely after the Closing; provided that, for the avoidance of doubt, (a) the foregoing discharge shall not be deemed to be a discharge of any liabilities resulting from any breach of representations, warranties, covenants, agreements or obligations contained in or arising under this Consent and (b) none of UP Subs, UPLLC or UP International is being discharged from any obligations or liabilities under this Consent.

4.	COVENANT NOT TO SUE

4.1	Covenant Not to Sue. Subject to the completion of the Closing pursuant to the terms and conditions of the Purchase and Sale Agreement, UP covenants not to (and to cause its Subsidiaries not to, except for the UP Subs, UPLLC or UP International), directly or indirectly, sue or threaten to sue, or commence any border detention activity (including any action before the United States International Trade Commission, in a court of law, before an administrative body or any other governmental authority) (a) against LME or any of its Affiliates (including any Person that becomes an Affiliate of LME after the date hereof) alleging infringement (directly or indirectly) of any Covered Patent, and (b) against any customer, manufacturer or supplier (including distributors and importers) of LME or any of its Affiliates (including any Person that becomes an Affiliate of LME after the date hereof) alleging that any product or service of LME or any of its Affiliates (including any Person that becomes an Affiliate of LME after the date hereof) infringes (directly or indirectly) any Covered Patent.

4.2

Covered Patents. “Covered Patent” means any Patent that at any time during the five years from the date of this Consent, is (a) owned by (or exclusively licensed to) UP or a Person that is a Subsidiary of UP (except for the UP Subs, UPLLC or UP International) or

(b) that UP or a Person that is a Subsidiary of UP (except for the UP Subs, UPLLC or UP International) has the right to provide the license in Section 4.1 without creating any obligation to give consideration to a third party. If a Patent was owned or licensable by a Person that becomes a Subsidiary of UP and such Patent is no longer owned or licensable as of the time such Person becomes a Subsidiary of UP, such Patent shall not be deemed a Covered Patent. None of the UP Subs, UPLLC or UP International shall be deemed Subsidiaries of UP from and after the Closing.

5.	ASSUMPTION OF OBLIGATIONS.

5.1	Assumption. Subject to this Consent taking effect pursuant to the terms and conditions of this Consent, from and after the Closing, PanOptis hereby agrees to assume all rights, obligations and liabilities of UP to adhere to and be bound by the Agreement and the Ancillary Agreements and to perform the obligations imposed by the Agreement and the Ancillary Agreements which are to be performed on or after the Closing in all respects.

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IN WITNESS WHEREOF, the parties have executed this Consent as of the date first written above.

TELEFONAKTIEBOLAGET L M ERICSSON		CLUSTER LLC

By:	/s/ Nina Macpherson	By:	/s/ John Han
Name:	Nina Macpherson	Name:	John Han
Title:	SVP and Chief Legal Officer	Title:	Authorized Person

By:	/s/ Gunilla Modén
Name:	Gunilla Modén
Title:

OPTIS UP HOLDINGS, LLC		UNWIRED PLANET, LLC

By:	/s/ Leslie D. Ware	By:	/s/ Noah D. Mesel
Name:	Leslie D. Ware	Name:	Noah D. Mesel
Title:	Chief Executive Officer	Title:	VP

UNWIRED PLANET, INC.		UNWIRED PLANET IP HOLDINGS, INC.

By:	/s/ Noah D. Mesel	By:	/s/ Noah D. Mesel
Name:	Noah D. Mesel	Name:	Noah D. Mesel
Title:	EVP and General Counsel	Title:	VP

UNWIRED PLANET INTERNATIONAL LIMITED		UNWIRED PLANET IP MANAGER, LLC

By:	/s/ Sami Saru	By:	/s/ Noah D. Mesel
Name:	Sami Saru	Name:	Noah D. Mesel
Title:	Managing Director	Title:	VP

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